EXHIBIT 1

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment (this "Amendment"), dated as of February 16, 1998, to the Rights Agreement (the "Rights Agreement"), dated as of October 31, 1995, between GLOBAL INDUSTRIAL TECHNOLOGIES, INC., a Delaware corporation (the
"Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Rights Agent"); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

         WHEREAS, on October 20, 1995, the Board of Directors of the Company authorized the issuance of one Right for each share of Common Stock to be issued on the Effective Date of the Merger; and

         WHEREAS, Section 26 of the Rights Agreement provides that as long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights; and

         WHEREAS, the Board of Directors of the Company has deemed it necessary and desirable to amend the Rights Agreement as set forth in this Amendment.

         NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

         Section 1. Section 1.

         (a) Section 1(a) of the Rights Agreement is hereby amended by deleting the second sentence thereof and adding at the end of the first sentence thereof (before the period) the following language:

         or (iii) who becomes the Beneficial Owner of 15% or more of the Voting Stock of the Company then outstanding but who acquired Beneficial Ownership of shares of Voting Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Voting Stock (or securities convertible into, exchangeable into or exercisable for Voting Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Voting Stock.

         (b) Section 1(v) of the Rights Agreement is hereby amended by deleting the definition of "Stock Acquisition Date" and replacing it with the following:

         "Stock Acquisition Date" shall mean the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an Acquiring Person.



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         (c)  Section 1 of the  Rights  Agreement  is hereby  amended  by adding
thereto  the  following   definitions  and  by  appropriately   renumbering  the
subsequent subsections of Section 1:

         (k) "Exchange Date" shall have the meaning set forth in Section 33(b) hereof.

         (l) "Exchange Ratio" shall have the meaning set forth in Section 33(a) hereof.

         Section 2. Section 7. The second sentence of Section 7(a) of the Rights Agreement is hereby amended by deleting the following phrase "(i) July 28, 2002 (the "Final Expiration Date") or (ii) the date on which the Rights are redeemed as provided in Section 23 hereof (such earlier date being referred to as the "Expiration Date")" and replacing it with the following phrase:

         (i) July 28, 2002 (the "Final Expiration Date"), (ii) the date on which the Rights are redeemed as provided in Section 23 hereof, (iii) the Exchange Date or (iv) immediately prior to the effective time of a consolidation, merger or share exchange of the Company (A) into another corporation or (B) with another corporation in which the Company is the surviving corporation but Common Stock is converted into cash and/or securities of another corporation, in either case pursuant to an agreement entered into by the Company prior to a Stock Acquisition Date (such earlier date being referred to as the "Expiration Date").

         Section 3. Section 23. Section 23 of the Rights Agreement is hereby amended by adding thereto after the phrase "(the "Redemption Price")" the following phrase:

         , payable in either cash or shares of the Company's Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price

         Section 4. Section 33. The Rights Agreement is hereby amended by adding thereto the following provision as Section 33 thereof:

         Section 33. Exchange

         (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) and
     Section 7(e) hereof) for shares of Common Stock at an exchange ratio of one
     (1) share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Shares for or pursuant to the terms of such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of fifty percent (50%) or more of the Common Stock then outstanding.





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         (b)  Immediately  upon the  action  of the  Board of  Directors  of the
     Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 33 (the "Exchange Date") and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company shall promptly mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent or, if prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of shares of Common Stock for Rights will be effected and the number of Rights which will be exchanged.

         (c) In any exchange pursuant to this Section 33, the Company, at its option, may substitute for shares of Common Stock either (i) shares of Preferred Stock, at a ratio of one one-hundredth of a share of Preferred Stock for each share of Common Stock so issuable or (ii) cash, debt or equity securities of the Company and/or a Subsidiary of the Company or other assets or any combination of the foregoing having an aggregate value (when paid) equal to the Fair Market Value of one (1) share of Common Stock.

         (d) If there shall not be sufficient shares of Common Stock or Preferred Stock issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this
     Section 33, the Company shall use all reasonable efforts to take such action as may be necessary to authorize additional shares of Common Stock or Preferred Stock for issuance upon exchange of the Rights, including the calling of a meeting of shareholders.

         (e) The Company shall not be required to issue fractions of shares or to distribute certificates which evidence fractional shares of Common
     Stock. In lieu of such fractional shares, the Company shall pay to the registered holders of the Right Certificates, with regard to which such fractional shares of Common Stock would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this subsection 33(e), the current market value of a whole share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to the second sentence of Section 11(d) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 33.

         Section 5. Exhibit A.

         (a) Exhibit A attached to the Rights Agreement is hereby amended by deleting the legend thereon and replacing it with the following:

         NOT EXERCISABLE AFTER JULY 28, 2002 OR EARLIER IF REDEEMED OR EXCHANGED. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY AND UNDER CERTAIN OTHER CIRCUMSTANCES, AT $.01 PER RIGHT (SUBJECT





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         TO  ADJUSTMENT),  AND THE RIGHTS ARE SUBJECT TO EXCHANGE,  ON THE TERMS
         SET FORTH OR REFERRED TO IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE RIGHTS AGREEMENT (AS REFERRED BELOW), RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY ACQUIRING PERSONS OR THEIR AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS SHALL BE NULL AND VOID AND MAY NOT BE TRANSFERRED TO ANY PERSON.

         (b) The fifth paragraph of Exhibit A attached to the Rights Agreement is hereby amended by deleting such paragraph thereon and replacing it with the following:

         Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be redeemed by the Company at its option or under certain other circumstances at a redemption price of $.01 per Right or (ii) may be exchanged in whole or in part for shares of the Company's Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

         Section 6. Delaware Contract. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

         Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                  GLOBAL INDUSTRIAL TECHNOLOGIES, INC.



                                  By: /s/ Graham L. Adelman
                                     ------------------------------------------
                                     Name:  Graham L. Adelman
                                     Title: Senior Vice President



Attest: /s/ Kenneth C. Fernandez
        ------------------------
           Kenneth C. Fernandez
           Assistant Secretary








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


                                  THE BANK OF NEW YORK
                                  RIGHTS AGENT


                                  By: /s/ John I. Sivertsen
                                     ------------------------------------------
                                     Name:  John I. Sivertsen
                                     Title: Vice President


Attest:/s/
       ------------------------






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